                                                                    EXHIBIT 2.10

                             VISION TWENTY-ONE, INC.
                              7360 BRYAN DAIRY ROAD
                              LARGO, FLORIDA 33777

                                 August 31, 1999

Eye Care Centers of America, Inc.
11103 West Avenue
San Antonio, Texas 78213
Attention:  Alan E. Wiley
             Executive Vice President and
              Chief Financial Officer

         RE: EYE CARE CENTERS OF AMERICA, INC.'S ACQUISITION VISION TWENTY-ONE, INC.'S RETAIL OPTICAL DIVISION

Ladies and Gentlemen:

         This Letter Agreement shall supplement and amend certain terms and conditions of the Asset Purchase Agreement of even date herewith by and among Eye Care Centers of America, Inc. ("Purchaser"), Vision Twenty-One, Inc. (the "Company") and The Complete Optical Laboratory, Ltd., Corp. (the "Subsidiary" and, together with the Company, "Sellers"), relating to the acquisition by the Purchaser of substantially all of the assets of the Company's retail optical division (the "Acquisition Transaction"). Where any provision of this Letter Agreement conflicts or is otherwise inconsistent with a provision of the transaction documents, this Letter Agreement shall prevail. Defined terms used but not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement.

1. The schedules and exhibits to the Asset Purchase Agreement are hereby supplemented and amended by the Supplement to Exhibits and Schedules attached hereto as EXHIBIT 1.

2. Pursuant to the Settlement Agreement between the Company, Russell and Takako Trenholme, VWSC Corp., and the Trenholme Family Limited Partnership, the Company has agreed to transfer to Russell and Takako Trenholme ownership of two automobiles owned by the Company (the "Vehicles"). The Vehicles were included in the Assets to be transferred to Purchaser pursuant to the terms of the Asset Purchase Agreement. Sellers shall reimburse the Purchaser in the amount of Twenty-Five Thousand Dollars ($25,000) which shall be withheld from the Estimated Cash Payment. Purchaser acknowledges and agrees that the Vehicles shall be deemed to be Excluded Assets and shall not be transferred to Purchaser.

3. Section 2.02(b) of the Asset Purchase Agreement provides that the Purchase Price received by the Sellers pursuant to the Asset Purchase Agreement shall be allocated between the Sellers as set forth on Exhibit E-1, and Exhibit E-1 provides that the allocation is to be agreed upon by the parties prior to Closing. The parties have agreed that the portion of the Purchase Price to be allocated to the Subsidiary shall be an amount equal to the book value of the personal property constituting Subsidiary Assets, and that no portion of the Purchase Price allocated to the Subsidiary shall be allocated to goodwill.

4. The Company has submitted the titles to 11 vehicles owned by the Company and used in connection with the Minnesota Business to the Minnesota Department of Motor Vehicles (the "DMV") for transfer of title. The vehicle titles have not yet been returned to the Company by the DMV. The Company agrees to diligently pursue the transfer of these vehicle titles and to deliver the original titles to Purchaser promptly after receipt from the DMV. Purchaser acknowledges that the titles to these vehicles will not be delivered at the Closing and waives receipt of such titles as a condition to Closing.

5. The Sellers have not obtained all of the Landlord Estoppel Certificates required to be delivered by the Sellers to Purchaser pursuant to
         Section 7.11 of the Asset Purchase Agreement. As of the date hereof, the Landlords for the locations set forth on EXHIBIT 2 (the "Designated Premises") have not delivered executed Landlord Estoppel Certificates in a form acceptable to Purchaser. The Sellers and Purchaser agree to continue to use good faith efforts to pursue the Landlord Estoppel Certificates for the Designated Premises and Sellers agree to indemnify Purchaser in accordance with the terms of the Indemnification Agreement and Waiver attached hereto as EXHIBIT 3 for any damages arising out of and collectible pursuant to the Indemnification Agreement and Waiver for the failure to obtain such Landlord Estoppel Certificates and Purchaser waives the receipt of the Landlord Estoppel Certificates for the Designated Premises as a condition to Closing. The Sellers represent and warrant that neither it nor any of their agents and representatives have received any indication from the landlords of the Designated Premises that such landlord will not consent to the Subject Transactions and deliver a Landlord Estoppel Certificates in a form reasonably acceptable to Purchaser.

6. With respect to the Master Lease Agreement dated November 19, 1992 and November 21, 1994 respectively between the Company and Associated Leasing, Inc., the parties agree that equipment subject to such lease shall be purchased concurrent with the Closing with title thereto delivered to Vision World, Inc. The pay-off amount for such leases is $116,466.38, of which the Purchaser shall pay $97,834.38 and the Sellers shall pay $18,834.00. The amount owed by the Sellers shall be withheld from the cash payment made by Purchaser at the Closing and the full pay-off amount shall be delivered directly from Purchaser to Associated Leasing, Inc.

7. With respect to the Master Lease Agreement No. VTO-54 dated September 22, 1998 between the Company and Principal Management Corporation, Inc., the parties agree that equipment subject to such lease which is used in the Acquired Businesses shall be purchased concurrent with the Closing with title thereto delivered to Vision World, Inc. The pay-off amount for such leases is $264,112, of which the Purchaser shall pay the entire amount. The Sellers represent and warrant that the equipment which is being purchased from Principal is all of the equipment subject to such lease which is used in the Acquired Businesses.

8. Daron Johnson has resigned from the employ of the Company effective August 31, 1999 and therefore his Employment Agreement will not be assigned to the Purchaser and will be included as an Excluded Asset.

9. Reference is made to the point of sale system software ("Software") used in the Minnesota Business licensed by Vision World, Inc. from Eye Care Software, Inc. ("ECSI") under the Software License Agreement, dated August 31, 1999 (the "Software License Agreement") and the related computer equipment originally purchased by the Company from Vision

         World, Inc., a Minnesota corporation, on or about June 30, 1999 and transferred to Purchaser on the date hereof (the "Computer Equipment"). If there is a breach of the representations and warranties of the Company set forth in Section 3.28 of the Agreement relating to the Software and the Computer Equipment, and ECSI fails to remedy or replace the Software or the Computer Equipment as required under the Software License Agreement, Purchaser shall pursue, to a reasonable conclusion, its remedies against ECSI for failing to perform under the Software License Agreement before the Purchaser may pursue Sellers for such breach by Sellers in accordance with the rights, if any, Purchaser may have against Seller in accordance with the Asset Purchase Agreement.

         Please acknowledge your understanding and acceptance of the foregoing supplements, amendments, consents and waivers through your execution below.

                                 Very truly yours,

                                 Vision Twenty-One, Inc.

                                 By:
                                     -------------------------------------------
                                     Richard T. Welch, Chief Financial Officer

                                 The Complete Optical Laboratory, Ltd., Corp.


                                     By:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

ACCEPTED AND AGREED:

EYE CARE CENTERS OF AMERICA, INC.


By:
    -------------------------------
    Alan E. Wiley
    Executive Vice President and
    Chief Financial Officer

                     AGREEMENT REGARDING STRATEGIC ALLIANCE

         This Agreement Regarding Strategic Alliance is made this 31st day of August, 1999 by and between Vision Twenty-One, Inc. ("Vision Twenty-One") and Eye Care Centers of America, Inc. ("ECCA").

                                    RECITALS:

         A. Vision Twenty-One provides a full line of optometric management, laser vision correction and eye care services and other products related to the optometric/ophthalmological market. ECCA operates a nationwide chain of full service retail optical facilities. Vision Twenty-One has decided to refocus and restructure its business operational model, and in connection therewith has entered into a transaction simultaneously with the execution of this Agreement pursuant to which it will sell to ECCA substantially all of its retail optical chain facilities related to Vision World, Stein Optical and Eye Drx.

        B. As part of Vision Twenty-One's restructuring, Vision Twenty-One desires to enter into a strategic alliance with ECCA in order to expand the management of optometry practices, expand the marketing and administration of its managed vision plan and medical/surgical business and to create an appropriate strategic alliance with ECCA to facilitate the growth of its refractive surgery business and ECCA believes this strategic alliance will provide significant benefits to its business and its customers.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1.       Definitions:

                  (a) Affiliate. "Affiliate" as to any person or entity shall mean any entity or person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the specified person or entity. The term "control" for this purpose shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to independently select the general partner of a partnership, or otherwise to have the power independently to remove and then select a majority of those persons exercising governing authority over an entity. "Control" shall be conclusively presumed in the case of direct or indirect ownership of 50% or more of the equity interest by such person or entity. Notwithstanding the foregoing, in no event shall the term "Affiliate" (i) with respect to ECCA include Thomas H. Lee Company or any of its Affiliates (other than ECCA and its subsidiaries) or any optometrist or other entity owned by an optometrist to whom ECCA or its subsidiaries provide management services, and (ii) with respect to Vision Twenty-One include any optometrist or other entity owned by an optometrist to whom Vision Twenty-One or its subsidiaries provide management services.

                  (b) Optometric Territory. "Optometric Territory" shall mean the geographic areas described below, within which ECCA currently operates or hereinafter operates Retail Optical Centers. The geographic areas shall include the greater Metropolitan areas of the following cities: Tampa/St. Petersburg, Florida; Sarasota/Port Charlotte, Florida; Naples/Ft. Meyers, Florida; Orlando/Gainesville/Daytona Beach, Florida; Jacksonville/Tallahassee, Florida; Ft. Lauderdale/West Palm Beach/Miami, Florida; Phoenix, Arizona; and Tucson, Arizona.

                  (c) Refractive Territories. "Refractive Territories" shall mean the geographic areas described below, within which Vision Twenty-One or any of its Affiliates, presently operates or hereinafter operates a refractive surgery center or is otherwise affiliated with a strategic partner as described in Section 4. The geographic areas shall include the greater Metropolitan areas of the following cities: Washington, D.C./Baltimore, Maryland/Northern Virginia; Salt Lake City, Utah; Louisville, Kentucky; Tampa, Florida; Phoenix, Arizona; Ft. Lauderdale, Florida; Tallahassee, Florida; Austin, Texas; Tucson, Arizona; Denver, Colorado; Orlando, Florida; Jacksonville, Florida; Las Vegas, Nevada; Charlotte, North Carolina; Dallas, Texas; San Antonio, Texas; Raleigh/Durham, North Carolina; Portland, Oregon; Kansas City, Missouri; Houston, Texas; Nashville, Tennessee; Cleveland, Ohio; Minneapolis/St. Paul, Minnesota; Milwaukee, Wisconsin; and Newark, New Jersey.

                 (d) Retail Optical Center. "Retail Optical Center" shall mean a retail facility owned, partially owned, or operated by ECCA or an Affiliate which sells or dispenses glasses, eye wear, contact lenses and related vision care products and services, provided however the term "Retail Optical Center" shall not include any dispensary owned by an optometrist (or other entity owned by an optometrist) to whom ECCA or its subsidiaries provides management services.

         2.       Right of First Refusal to Provide Optometric Services.

                  (a) ECCA, on behalf of itself and each existing and future Affiliate, hereby grants Vision Twenty-One for the Term of this Agreement, a right of first refusal to sublease space in, adjacent to or near each Retail Optical Center located in the Optometric Territory, for the provision of optometric and related services, on the terms and conditions hereinafter set forth, and subject to the terms of existing agreements with third parties. The parties contemplate that any sublease entered into between the parties will be at fair market value as determined in good faith negotiations between the parties hereto as hereinafter provided.

                  (b) With respect to each new Retail Optical Center to be opened within the Optometric Territory, ECCA shall give Vision Twenty-One at least 120 days advance written notice of its intention to open such new Retail Optical Center, setting forth the location, the general dimensions of the premises (including the portion of the premises within, adjacent to or near the Retail Optical Center to be subleased to Vision Twenty-One), the proposed rental rate and the proposed commencement date of the sublease. Within 30 days of the receipt of such notice, Vision Twenty-One shall notify ECCA in writing whether it intends to exercise its right to enter into the sublease and whether it agrees to the rental rate proposed by ECCA. If Vision Twenty-One fails to notify ECCA within such 30 day period, Vision Twenty-One shall be deemed to have elected not to exercise such right of first refusal and ECCA may enter into a sublease with another third party, in its sole discretion. If Vision Twenty-One so exercises this option, but does not agree with the rental rate proposed by ECCA, ECCA and Vision Twenty-One shall commence negotiations and utilize reasonable efforts for determination of a mutually agreeable rental rate based upon estimated fair market value. If, within 45 days of ECCA's original written notice of its intention to open such new Retail Optical Center, the parties have not reached an agreement on the rental rate, Vision Twenty-One's right of first refusal to sublease such space shall terminate and ECCA shall be free to negotiate with any other party for the sublease of such space. If Vision Twenty-One's right of first refusal so terminates and ECCA negotiates sublease terms and rental rates that are acceptable to ECCA and another party for the sublease of such space and if the rental rate of such proposed sublease is at least ninety percent (90%) of the most favorable rental rate previously offered by ECCA to Vision Twenty-One, ECCA will give Vision Twenty-One notice of the rental rate of the proposed sublease and will give Vision Twenty-One a right to enter into the sublease at the same rental rate. Within seven (7) days of receipt of such notice, Vision Twenty-One shall notify ECCA whether it intends to exercise its right to enter into the sublease on such terms and at such rental rate. If Vision Twenty-One fails to exercise this option within seven (7) days of receipt of such notice, ECCA shall be free to enter into a sublease with any other party. Upon exercise of the right of first refusal and agreement upon the rental rate, the parties shall be obligated to execute the sublease upon the terms and rental rate agreed to by the parties.

                  (c) With respect to all Retail Optical Centers existing as of the date of this Agreement in the Optometric Territory with premises within, adjacent to or near them that are presently subleased to parties other than Vision Twenty-One, such subleases shall remain in full force and effect notwithstanding this Agreement. Upon the expiration or termination of such existing sublease at the existing Retail Optical Center, of which all such existing subleases and their respective expiration dates are shown on the attached Exhibit 1, and expressly subject to any contractual or legal obligation to the existing tenant ECCA may have relating to the renewal or extension of any such sublease, ECCA agrees that Vision Twenty-One shall have the right of first refusal to sublease such premises on the terms provided in this Section 2. Accordingly, ECCA will notify Vision Twenty-One as soon as practicable once it becomes aware that the sublease within, adjacent to or near an existing Retail Optical Center in the Optometric Territory is to become available and shall give written notice to Vision Twenty-One, setting forth the location, the general dimensions of the premises (including the portion of the premises within, adjacent to or near the Retail Optical Center to be subleased to Vision Twenty-One), the proposed rental rate and the proposed commencement date of the sublease. As soon as practicable, but no later than 15 days after receipt of such notice, Vision Twenty-One shall notify ECCA in writing whether it intends to exercise its right to sublease the specified premises, and whether it agrees with the rental rate proposed by ECCA. If Vision Twenty-One desires to exercise its option to sublease the specified premises, but does not agree with the rental rate proposed by ECCA, ECCA and Vision Twenty-One shall commence negotiations and utilize reasonable efforts for determination of an a mutually agreeable rental rate based upon estimated fair market value. If, within 15 days of ECCA's original written notice of its intention to open such new Retail Optical Center, the parties have not reached an agreement on the rental rate, Vision Twenty-One's right of first refusal to sublease such space shall terminate and ECCA shall be free to negotiate with any other party for the sublease of such space. If Vision Twenty-One's right of first refusal so terminates and ECCA negotiates sublease terms and rental rates that are acceptable to ECCA and another party for the sublease of such space and if the rental rate of such proposed sublease is at least ninety percent (90%) of the most favorable rental rate previously offered by ECCA to Vision Twenty-One, ECCA will give Vision Twenty-One notice of the rental rate of the proposed sublease and will give Vision Twenty-One a right to enter into the sublease at the same rental rate. Within seven (7) days of receipt of such notice, Vision Twenty-One shall notify ECCA whether it intends to exercise its right to enter into the sublease on such terms and at such rental rate. If Vision Twenty-One fails to exercise this option within seven (7) days of receipt of such notice, ECCA shall be free to enter into a sublease with any other party. Upon exercise of the right of first refusal and agreement upon the rental rate, the parties shall be obligated to execute the sublease upon the terms and rental rate agreed to by the parties. ECCA agrees that upon the expiration or termination of any existing sublease, ECCA will use reasonable efforts to make the specified premises available for Vision Twenty-One's occupancy as soon as possible following the expiration or termination of the subject sublease, including taking reasonably necessary steps to remove a holdover tenant.

                  (d) With respect to each Retail Optical Center that Vision Twenty-One elects to sublease space within, adjacent to or near under this
Section 2 (and with respect to which the parties agree upon the rental rate), ECCA and Vision Twenty-One will enter into a sublease substantially in the form of either Exhibit 2 or 3 attached hereto, depending on the circumstances of the operating format of such Retail Optical Center. Notwithstanding any provision in this Agreement to the contrary, ECCA's and its Affiliates' obligations to enter into a sublease with Vision Twenty-One or its Affiliate or designated managed professional association shall be subject to any consent required by the landlord of the subject premises, which ECCA will use reasonable efforts to obtain, unless such efforts would require ECCA to suffer adverse economic consequences which they would otherwise be unable to recoup from Vision Twenty-One.

                  (e) With respect to each sublease that Vision Twenty-One enters into with ECCA for the sublease of space within, adjacent to or near a Retail Optical Center, Vision Twenty-One, represents, warrants and agrees that unless otherwise consented to by ECCA the subleased premises shall be used and occupied solely for the purposes of an office for providing the full-time professional services of optometry, which shall include the performance of routine eye examinations, prescribing corrective lenses, practicing therapeutic optometry, as may be allowed by law, prescribing and/or supplying and fitting of contact lenses, as may be allowed by the sublease, and performing pre- and post-operative co-management services with respect to laser refractive surgery procedures, and for no other purposes whatsoever, it being acknowledged by ECCA that Vision Twenty-One will be providing management services to such practice. In no event shall optical goods (including, without limitation, eyeglasses, contact lenses and sunglasses) be sold at such subleased space without ECCA's prior written consent. Both parties agree to operate their respective businesses at Vision Twenty-One subleased Retail Optical Centers in accordance with all applicable laws, regulations and ordinances, and Vision Twenty-One will require the same of its employed optometrists or managed professional associations, where applicable. To the extent permitted by law, Vision Twenty-One also agrees, represents and warrants that it will use reasonable efforts to make certain that the optometric practice in the subleased premises will open and have sufficient licensed and fully qualified optometrists in personal attendance on the first day of the sublease term, and will continuously operate such optometric practice, with the presence of sufficient licensed and a fully qualified optometrist in personal attendance, during the same hours as ECCA operates its Retail Optical Center, Monday through Sunday of each week, except for closings for Christmas Day, New Year's Day, Easter Sunday and Thanksgiving Day.

                  (f) With respect to each sublease that Vision Twenty-One enters into with ECCA for the sublease of space within, adjacent to or near a Retail Optical Center, Vision Twenty-One will, subject to all applicable laws, duplicate the operational model currently in effect in the Tampa Bay area; provided, however, Vision Twenty-One and ECCA may negotiate in good faith for a modification of such model from time to time due to operating considerations of the various markets. In particular, all Vision Twenty-One optometric offices shall comply in all material respects with the following minimum performance criteria to the extent permitted by law: (1) exam slots in each optometric office shall be managed such that weekly exams are at or less than 80% of the available weekly slots; and (2) each optometric office shall maintain the ability to schedule all exam requests within twenty-four (24) hours. In each Retail Optical Center, Vision Twenty-One shall manage all optometrists and related technical staff, and shall provide and own all equipment, materials and supplies reasonably necessary or advisable for the provision of optometric and related services.

                  (g) In addition to the rights granted hereunder to sublease premises within, adjacent to or near the Retail Optical Centers located within the Optometric Territory, Vision Twenty-One shall have a right of first refusal to sublease premises in any new Retail Optical Centers opened by ECCA or its Affiliate in any metropolitan statistical area in which ECCA does not currently operate ("New ECCA Market") if applicable laws in such geographic areas do not allow ECCA to directly employ licensed optometrists or enter into a management agreement with an optometrist (or the optometric professional association or corporation owned by such optometrist) to operate a fully integrated one-door optometric facility with an optical dispensary. In each New ECCA Market which satisfies the requirements of this Subsection 2(g), ECAA will give Vision Twenty-One at least one hundred twenty (120) days advanced written notice of its intention to open new Retail Optical Centers in such New ECCA Market, setting forth the locations, the general dimensions of the premises (including the portion of the premises within, adjacent to or near the Retail Optical Center to be subleased to Vision Twenty-One), the proposed rental rate(s) which shall be estimated Fair Market Value and the proposed commencement date of the sublease. Within thirty
(30) days of its receipt of such notice, Vision Twenty-One shall notify ECCA in writing whether it intends to exercise its right to enter into all of the subleases in such New ECCA Market. If Vision Twenty-One does exercise its option during such 30 day period, such notice shall also state whether it agrees with the rental rate(s) proposed by ECCA. If Vision Twenty-One desires to exercise its option to sublease space within, adjacent to or near all of the proposed new Retail Optical Centers in the New ECCA Market, but does not agree with the rental rate, the parties shall commence negotiation for determination of a mutually agreeable rental rate based upon estimated fair market value. If Vision Twenty-One desires to exercise its option to sublease the specified premises, but does not agree with the rental rate(s) proposed by ECCA, the parties shall enter into negotiations pursuant to the timeline and procedures as set forth in Subsection 2(b) above (including the procedures relating to the subleases with other third parties).

                  (h) In respect to paragraph 2, it is understood that in any states where the optometrist must control the leased premises, Vision Twenty-One may assign its rights and obligations to enter into a sublease hereunder to Vision Twenty-One's designated professional association it plans on managing.

         3.       Managed Care Alliance.

                  (a) Vision Twenty-One, through its affiliate Block Vision, holds managed vision care contracts with payors which it operates and manages vision care plans marketed to employer groups and third party payors. ECCA Managed Vision Care, Inc., an affiliate of ECCA, operates a similar program in Texas and Arizona. ECCA has entered into negotiations to establish a contractual relationship with Fidelity Security Life Insurance Company ("FSL") wherein ECCA and FSL have agreed to jointly develop a vision care insurance product and jointly market that product. Subject to obtaining the approval of FSL as may be required under the agreement between ECCA and FSL, and any other required consents or approvals, Vision Twenty-One and ECCA agree to strategically align in Texas and Arizona for the purpose of more effectively serving employer groups and managed vision care health plans. ECCA shall utilize its reasonable efforts to obtain the consent of FSL and any other necessary consents. However, notwithstanding anything contained herein to the contrary, ECCA shall not bind Vision Twenty-One to any obligations in connection with FSL. ECCA and Vision Twenty-One, in order to more effectively service the market for vision care services, desire to align their integrated vision care products and the parties will negotiate in good faith to take the following steps in the Texas and Arizona markets, within 90 days following the date of this Agreement:

                         (i) Create an integrated managed care vision program
targeted to third party payors and employer groups;

                         (ii) Jointly develop a seamless marketing plan to cover
Texas and Arizona utilizing the existing sales force of both Vision Twenty-One and ECCA pursuant to the joint marketing plan attached as Exhibit 4; and

                         (iii) Develop a sales-based commission structure
acceptable to both parties designed to motivate and incentivize their joint sales force to facilitate sales at Retail Optical Centers and Vision Twenty-One optical dispensaries in Texas and Arizona.

                  (b) In implementing the affiliation and consolidation described in this Section 3, the parties envision three levels of comprehensive vision plans to be marketed by the parties: (1) those plans where the panel provider is composed exclusively of Retail Optical Centers and optometrists subleasing within or adjacent to a Retail Optical Center; (2) those plans where the provider panel is comprised primarily of Retail Optical Centers and optometrists subleasing space inside or adjacent to a Retail Optical Center, with such panels being augmented on a limited basis by providers from the Block Vision network; and (3) those plans where the provider panel is composed of both Retail Optical Centers, optometrists subleasing space within or adjacent to a Retail Optical Center and other Block Vision providers. With respect to all plans where ECCA and its subleasing optometrists are the exclusive or primary providers as identified in (1) above, ECCA will provide the administrative services to be agreed upon by the parties, will charge a mutually agreed upon fee for such services, and will be the contract holder with respect to the comprehensive vision plan marketed and offered by Vision Twenty-One, ECCA, or any Affiliate of either, and entered into in the states of Arizona and Texas during the term of this Agreement. With respect to all other vision care plans sold pursuant to this Section 3, Vision Twenty-One will provide the administrative services to be agreed upon by the parties, will charge a mutually agreed upon fee for such services, and will be the contract holder with respect to the comprehensive visions plans marketed and offered by Vision Twenty-One, ECCA, or any Affiliate of either, and entered into in the states of Arizona and Texas during the Term of this Agreement. The parties agree that the insurance license of ECCA Managed Vision Care shall be used for all products sold in Texas pursuant to item (1) above, and the insurance license of Block Vision shall be used for all products sold in Texas pursuant to items (2) and (3) above. Vision Twenty-One will use its commercially reasonable efforts to include ECCA and its Retail Optical Centers on all proprietary panels for all vision care plans sold or marketed by Vision Twenty-One or its Affiliate.

                  (c) It is contemplated by the parties that the managed care alliance described in this Section 3 serve as a prototype for similar arrangements in other markets in which ECCA and Vision Twenty-One operate, provided the approval of FSL and all other necessary parties is obtained and both of the parties have materially performed as agreed to. The parties will expand the alliance to Florida during the fourth quarter of 1999, provided each party is materially performing as agreed to in Texas and Arizona and provided further ECCA has implemented its new point of sale systems in Florida which it will use reasonable efforts to implement within a reasonable period of time. With respect to any markets (other than Texas and Arizona) in which the parties mutually agree to implement the affiliation and consolidation described in this
Section 3 for the purposes of marketing an insurance product underwritten by FSL, ECCA will use reasonable efforts to: (i) obtain the consent of FSL to include in the panel for such insurance products the provider network of Vision Twenty-One as contemplated in Subsection 3(b) above; and (ii) obtain the consent of FSL for the participation of Vision Twenty-One in the marketing and sales of such insurance product if requested by Vision Twenty-One.

                  (d) In all markets in the Optometric Territory, the Refractive Territories, and New ECCA Markets, unless otherwise specified by the associated employer group or managed care entity, to the extent permitted by applicable law, Vision Twenty-One, through its Affiliates, shall use reasonable efforts to insure that the provider panels on managed vision care plans within such markets, if credentialed, will include those optometrists or other entity owned by an optometrist to whom ECCA or its subsidiaries subleases space within, adjacent to or near a Retail Optical Center, or to whom ECCA or its subsidiaries provides management services.

                  (e) ECCA and its Affiliates, unless otherwise specified by the associated employer group or managed care entity, to the extent permitted by applicable law, shall use reasonable efforts to ensure that optometrists and ophthalmologists affiliated with Vision Twenty-One and located adjacent to or within an Optical Retail Center are included in the provider panels of the managed vision care plans operated by ECCA or its Affiliates.

         4.       Laser Vision Correction Marketing Alliance.

                  (a) Vision Twenty-One currently operates or intends to operate or manage surgical centers for the provision of refractive surgery within the Refractive Territories. ECCA desires to provide its customers with convenient accessibility to qualified refractive surgeons within the Refractive Territories who are operating pursuant to the Refractive Surgery Programs described below in all material respects. To the extent permitted by law, Vision Twenty-One and ECCA agree to an exclusive marketing arrangement for the provision of laser vision corrective services at the facilities owned, partially owned, operated or managed by Vision Twenty-One for patients and customers of the Retail Optical Centers (and the optometric practice located within or adjacent thereto) and the optometric practices managed by ECCA or its Affiliates in the Refractive Territories; provided however, ECCA shall have no obligation under this Section 4 with respect to participating in the Refractive Surgery Program or marketing thereunder in any market unless and until Vision Twenty-One establishes a Refractive Surgery Program in such market and at least eighty percent (80%) of the optometrists located within, adjacent to or next to the Retail Optical Centers in such market agree to participate in all material aspects of the Refractive Surgery Program.

                  (b) Vision Twenty-One will develop a comprehensive refractive marketing plan for each Refractive Territory which plan will include facility access, affiliated surgeons, marketing strategies, optometric program and optometric co-management protocol and fees (the "Refractive Surgery Programs"). To the extent permitted by law, all elements of the Refractive Surgery Programs shall be developed by Vision Twenty-One and/or its eye care professionals and subject to limitations of applicable law, all non-medical related material elements (including but not limited to advertising and marketing materials) shall be subject to the approval by ECCA, which approval shall not be unreasonably withheld or delayed.

                  (c) With respect to Retail Optical Centers in a Refractive Territory at which ECCA employs optometrists or with respect to optometric practices in the Refractive Territories with which ECCA has entered into a management agreement with an optometrist (or the optometric professional association or corporation owned by such optometrist) to operate a fully integrated one-door optometric facility with an optical dispensary, Vision Twenty-One and ECCA will agree to use commercially reasonable efforts to implement the Refractive Surgery Program developed for such market on an exclusive basis; provided, however, ECCA's obligations hereunder shall be subject to the consent and approval of the optometrists with whom ECCA has a management agreement or employs, which consent ECCA will use commercially reasonable efforts to obtain. Additionally, ECCA will cooperate in introducing Vision Twenty-One to such optometrists and assist in scheduling meetings with such optometrists. With respect to Retail Optical Centers in a Refractive Territory at which an optometrist or Vision Twenty-One subleases space within, adjacent to or near a Retail Optical Center, ECCA and Vision Twenty-One will coordinate marketing efforts to implement the Refractive

Surgery Program developed for such market on an exclusive basis, provided that such optometric practice agrees to participate in all aspects of the Refractive Surgery Program. Subject to the provisions of this Section 4, ECCA agrees that, in any Refractive Territory in which Vision Twenty-One establishes a Refractive Surgery Program as contemplated by this Section 4, it will not, on its own behalf, on behalf of any of its Affiliates, or on behalf of any of optometric practices which it or its Affiliate manages, enter into an exclusive or any other type of relationship with any other refractive surgery center providing for an arrangement similar to the Refractive Surgery Program developed for each Refractive Territory, unless Vision Twenty-One materially defaults on its obligations under this Section 4. ECCA or an Affiliate does not currently have an existing agreement or relationship with respect to the marketing, co-management or provision of refractive surgery with any other entity in the Refractive Territory, except as set forth in Exhibit 6.

                  (d) In addition to any other amounts to which a party may be entitled as may be set forth in the Refractive Surgery Program, ECCA shall be reimbursed by Vision Twenty-One for reasonable costs taking into account Vision Twenty-One's pro rata share of ECCA's marketing costs associated with the Refractive Surgery Program implemented as contemplated in this Section 4.

                  (e) The parties' obligations under this Section 4 in each of the Refractive Markets are expressly conditioned on and subject to the development by Vision Twenty-One of a Refractive Surgery Program that is market competitive and reasonably acceptable to the parties taking into consideration all applicable law as it relates to:

                      (i)   Co-management protocol and fees;
                      (ii)  Point-of-purchase marketing materials;
                      (iii) Training;
                      (iv)  In store literature;
                      (v)   Surgery costs; and
                      (vi) Quality of the refractive surgeons and their services.

                  (f) The parties agree that the exclusive nature of the relationship set forth in this Section 4 shall apply to all new markets in which ECCA establishes a Retail Optical Center and in which Vision Twenty-One offers a Refractive Surgery Program, provided Vision Twenty-One is in material compliance with this Agreement. However, nothing in this Agreement shall be construed to obligate Vision Twenty-One to offer a Refractive Surgery Program in any market or restrict Vision Twenty-One from entering into a marketing arrangement with any other party.

                  (g) The parties agree that the essential elements of the Refractive Surgery Program will contain the elements set forth on the attached
Exhibit 7.

                  (h) With respect to the retail optical chain facilities related to Vision World, Stein Optical and Eye Drx, purchased from Vision Twenty-One, ECCA shall maintain the existing Refractive Surgery Program currently in place in such centers, provided such Refractive Surgery Program complies with this Section 4.

                  (i) Upon request by Vision Twenty-One (but in no event more frequently that three times per year), ECCA shall provide to Vision Twenty-One, in any market in which Vision Twenty-One offers a Refractive Surgery Program or otherwise requests such information, all information and materials relating to any provider of refractive surgery or refractive surgery services which were provided to ECCA by such provider or by its optometrists (including, but not limited to, marketing materials and pricing information), except as restricted by applicable law or contractual obligations. Concurrent with such request, ECCA shall request that its optometrists provide ECCA with such information for the purpose of delivering to Vision Twenty-One.

         5. Term. This Agreement shall commence as of the date hereof and shall continue for an Initial Term of five years (the "Initial Term") and, unless otherwise terminated pursuant to Section 7 of this Agreement, shall automatically renew for additional one year terms unless either party provides written notice of non-renewal to the other at least 180 days, and not more than 365 days, prior to the expiration of the Initial Term or any one year renewal term, as the case may be. The Initial Term and any Renewal Term are referred to herein as the "Term".

         6. Representations and Warranties. Each party hereto represents and warrants to the other party with respect to this Agreement as follows:

                  (a) Each party has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement, upon execution and delivery by such party shall constitute the valid and binding obligation of such party, enforceable in accordance with its terms;

                  (b) Each party has the full right, power and authority to effect the transactions described herein without the consent of any other party not a party to this Agreement;

                  (c) The consummation of the transactions and the performance of such party's obligations as contemplated under this Agreement will not conflict with or result in a breach or violation of any applicable law or regulation, term or provision of any loan, mortgage, contract or other agreement of any nature whatsoever to which such party is bound or by which such party's assets or business may be bound or affected, nor will it constitute an event that will permit any party to terminate or seek damages under any agreement or accelerate the maturity of any indebtedness or other obligation of such party;

                  (d) There is no litigation, controversy or other matter pending against such party involving the types of arrangements contemplated by this Agreement or which could otherwise have a material adverse impact on such party; and

                  (e) There is no insolvency proceeding of any character including without limitation, bankruptcy receivership, reorganization whether voluntary or involuntary, pending against such party and no party has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceeding.

         7.      Default and Termination and/or Cure.

                 (a) In addition to whether other remedies either party may have at law or in equity under the terms of this Agreement, this Agreement may be terminated by a non-defaulting party for cause, by written notice to the other party (and the non-defaulting party is thereby relieved of any liabilities or obligations thereunder except for the liabilities and obligations that accrued prior to the date of termination) upon occurrence of the following events:

                         (i) If the other party shall be in material default of
the terms of this Agreement, and the non-defaulting party shall have given written notice, identified as the notice of default and describing such breach in particular, and the defaulting party shall have failed to cure the same within 60 days after receipt of such notice, provided, however, that where such breach cannot reasonably be cured within a sixty day period, if the defaulting party shall proceed promptly to cure the same and prosecute the curing with due diligence, then the time for curing such breach shall be extended for such period of time as may be necessary to complete such cure, but in no event shall such cure period exceed 120 days; or

                         (ii) If the other party becomes insolvent or seeks
protection under any bankruptcy, receivership, or a similar proceeding, or such proceeding is instituted against the other party and not dismissed within 90 days

                 (b) Notwithstanding the right to terminate set forth above, termination shall be held in abeyance in the event the party charged with default, in good faith disputes such default and has initiated the proceeding set forth in Section 9.

         8.      Indemnification.

                 (a) By Vision Twenty-One. Vision Twenty-One shall indemnify, defend and hold harmless ECCA, and its Affiliates, and each of their principals, partners, employees, agents, representatives, officers, directors, successors and assigns (collectively the "ECCA Indemnified Parties") from and against any and all demands, claims, actions, or causes of action, judgments, assessments, losses, damages, liabilities, fines, costs and expenses, including without limitation reasonable attorneys' fees and expenses ("Damages") asserted against, resulting to, imposed upon or incurred by an ECCA Indemnified Party in connection with or arising from (i) a breach by Vision Twenty-One of its representations, warranties, covenants, or obligations hereunder or (ii) any claim by a third party against an ECCA Indemnified Party arising solely as a result of the negligence or misconduct of

Vision Twenty-One or its employees, officers or agents in connection with the performance of their obligations under this Agreement.

                  (b) By ECCA. ECCA shall indemnify, defend and hold harmless Vision Twenty-One and its Affiliates, and each of their principals, partners, employees, agents, representatives, officers, directors, successors and assigns (collectively the "Vision Twenty-One Indemnified Parties") from and against any and all demands, claims, actions, or causes of action, judgments, assessments, losses, damages, liabilities, fines, costs and expenses, including without limitation reasonable attorneys' fees and expenses ("Damages") asserted against, resulting to, imposed upon or incurred by a Vision Twenty-One Indemnified Party in connection with or arising from (i) a breach by ECCA of its representations, warranties, covenants, or obligations hereunder or (ii) any claim by a third party against a Vision Twenty-One Indemnified Party arising solely as a result of the negligence or misconduct of ECCA or its employees, officers or agents in connection with the performance of their obligations under this Agreement.

                  (c) Conditions of Indemnification. The obligations and liabilities of Vision Twenty-One and ECCA with respect to claims for Damages made by third parties shall be subject to the following terms and conditions:

                         (i) The indemnified party shall give the indemnifying
party prompt notice of any such claim for Damages, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it;

                         (ii) If the indemnifying party, within a reasonable
time after notice of any such claim for Damages, fails to defend the indemnified party against which such claim for Damages has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim for Damages on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such claim for Damages at any time prior to settlement, compromise or final determination thereof;

                         (iii) Notwithstanding any provision herein to the
contrary, failure of the indemnified party to give notice required by this Section shall not constitute a waiver of the indemnified party's right to indemnification hereunder, except to the extent that such failure has prejudiced the ability of the indemnifying party to defend such claim for Damages.

                         (iv) Any indemnification claim under this Section 8
with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by the party seeking indemnification by reason of such breach or nonperformance. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its Affiliates shall in any event be liable to any other party or its Affiliates for any consequential damages, including, but not limited to, loss of future revenue or income, cost of capital, or loss of business reputation or opportunity. Each party further agrees that it shall not seek, and shall be entitled to, punitive damages or statutory multiple damages as to any matter relating to this Agreement or the transactions contemplated by it. The indemnification provided for in this Section 8 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party to this Agreement with respect to any provision of this Agreement.

         9.      Binding Arbitration and Resolution of Disputes.

                 (a) Any and every dispute of any nature whatsoever that may arise between the Parties, whether sounding in contract, tort (including without limitation, negligence, gross negligence, fraud, misrepresentation, defamation, disparagement, tortious interference, misappropriation or any other tort), antitrust, unfair competition, infringement, breach of fiduciary duty, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement or any other agreement between the Parties, whether entered into prior to, on or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph.

                 (b) The parties agree that prior to any demand for arbitration they shall meet in good faith to resolve any disputes that may arise between them that in any way relate to or arise out of provisions of this Agreement or the performance by any party of their obligations hereunder. If the parties are unable to resolve any such dispute within 60 days of the first meeting held to resolve such dispute, either party shall have the right, or if a party refuses to meet within 15 days of the request by the other party for a meeting to resolve such dispute, the party requesting the meeting shall have the right, to request an arbitration which shall be conducted in Atlanta, Georgia, or such other location as may be agreed between the parties.

                 (c) If the amount in controversy in the arbitration exceeds One Million Dollars ($1,000,000), exclusive of interest, attorney's fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select the neutral arbitrator(s) by mutual agreement. If such an agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the Parties jointly shall request the American Arbitration Association to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the names of three (3) persons remain, and one (1) person if the case is to be heard by a single arbitrator. The Parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. A single arbitrator and the chairperson of an arbitration panel shall be a licensed attorney. The arbitrator(s), or a majority of them shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrator shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, reasonable attorney's fees, declaratory relief, and permanent injunctive relief, if applicable.

                 (d) Waiver of Jury Trial. Each of the parties to this Agreement waives any right to trial by jury of any dispute of any nature whatsoever that may arise between them, including, but not limited to, any disputes relating to or involving, in any way, the construction, performance or breach of this Agreement or any other agreement between the parties, or arising under the common law or any federal, state or local law, regulation or ordinance, whenever the same may have arisen. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and knowingly and voluntarily waives any right to a trial by jury that otherwise might exist, any law, regulation or ordinance notwithstanding.

         10. Confidentiality and Non-Solicitation. In connection with the cooperative relationships contemplated by this Agreement, each party hereto will obtain information regarding the other party's operational systems, technology, processes, data, income figures, projections, estimates, business and sales techniques, trade secrets, development and marketing strategy, managed care contracts, pricing and terms and other proprietary information (the "Proprietary Information"). Each party agrees that the other party is entitled to the full and complete protection of its Proprietary Information. Accordingly, during the Term of this Agreement and for a period of two years following expiration or termination of the Agreement, each party agrees to maintain the confidentiality of the other parties' Proprietary Information and not to disclose or use such Proprietary Information for any purpose whatsoever other than as contemplated under this Agreement. Each party further agrees that, without the prior written consent and approval of the other party, during the term of this Agreement, and for a period of one year following termination of this Agreement, for any reason whatsoever, such party will not directly or indirectly hire or attempt to hire for employment or otherwise retain as a consultant or otherwise, any person who is then an employee of the other party, or has been an employee of the other party during the proceeding one year period.

         11. Legislative Regulatory or Administrative Interpretation or Change. In the event there shall be a change in Federal or State statutes, case laws, regulations or general instructions, or the interpretation of any of the foregoing, the adoption of new federal or

State legislation, or a change in any third-party reimbursement system, any of which are reasonably likely to materially, and adversely effect the manner in which either party may perform or be compensated for its obligations under this Agreement or which shall make any portion of this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new arrangement or basis for compensation that complies with the law, regulation or policy and that approximates as closely as possible the economic position of the parties prior to the change or interpretation. If good faith negotiations cannot resolve the matter, then either party shall have the right to terminate the Agreement by giving written notice thereof to the other and this Agreement will terminate as of the date of the giving of such notice.

         12.      Miscellaneous.

                  (a) Entire Agreement. This Agreement and the exhibits schedules and other documents referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to their subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

                  (b) Severability. If any section, subsection, sentence, clause, phrase or portion of this Agreement is for any reason held invalid or unconstitutional by any court of competent jurisdiction, such portion shall be deemed a separate, distinct and independent provision of any such holding and shall not affect the validity of the remaining portions of this Agreement.

                  (c) Amendment. This Agreement may not be modified or amended except in a writing signed by authorized representative of both parties.

                  (d) Counterparts. This Agreement may be executed by the parties hereto in several separate counterparts, each of which shall be an original and all of which together shall constitute the same agreement.

                  (e) Notices. Any notice, request, demand, instruction or other communication (a "Notice") to be given to any party or its counsel shall be deemed to have been properly sent and given when delivered by hand or when sent by certified mail, return receipt requested, or by reputable overnight courier service. If delivered by hand, a Notice shall be deemed to have been sent, given and received when actually received by the addressee. If sent by certified mail, a Notice shall be deemed to have been sent when properly deposited with the United States Postal Service with the proper address and paid therewith, and shall be deemed to have been received an the third (3rd) business day following the date of such deposit. If sent by courier service, a Notice shall be deemed to have been sent when delivered to said courier service with the proper address and delivery charges either prepaid or charged to a proper account, and shall be deemed to have been received when actually received by the addressee. The addressee to which Notices shall be sent are:

         If to ECCA:              Eye Care Centers of America
                                  11103 West Avenue
                                  San Antonio, Texas  78213
                                  Attn:  Mr. Bernie Andrews

        With a copy to:           Cox & Smith Incorporated
                                  112 E. Pecan, Suite 1800
                                  San Antonio, Texas  78205
                                  Attention:  Daniel Harkins

        If to Vision Twenty-One:

                                  Vision Twenty-One
                                  7360 Bryan Dairy Road
                                  Largo, Florida 33777
                                  Attn: Mr. Ted Gillette

        With a copy to:           Shumaker, Loop & Kendrick, LLP
                                  101 E. Kennedy Boulevard, Suite 2800
                                  Tampa, Florida  33602
                                  Attn:  Darrell C. Smith, Esquire

                  (f) Binding Effect. This Agreement shall be binding upon the parties hereto and their successors and assigns. ECCA agrees that any transfer by ECCA of all or substantially all of its assets be made expressly subject to the terms of this Agreement and any such purchaser shall be required to assume ECCA's obligations hereunder; provided, however, Vision Twenty-One shall be obligated to consent to such transfer as required pursuant to section 12(g).

                  (g) Successors/Assignment/Transfer. Neither Party may sell, transfer, assign or otherwise dispose of its rights, title, interest or obligations under this Agreement or any portion thereof without the prior written consent of the other party, which may be withheld if, and only if, (i) the proposed assignee is a competitor of the non-assigning party, (ii) the non-assigning party reasonably believes that the proposed assignee is not financially or otherwise capable of fulfilling the obligations hereunder being assumed by such person, or (iii) the non-assigning party reasonably believes that its reputation in the industry would materially and adversely impacted through association with the proposed assignee. In the event such consent is properly withheld, the party seeking such consent may terminate this Agreement. For purposes hereof, a Change of Control shall be deemed an assignment subject to the consent requirement set forth in this Section 12(g).

                  For purposes of this Section 12(g), a "Change of Control" shall mean a sale of stock, merger, consolidation, reorganization or other similar transaction, or series of such transactions, which has the effect of changing the control of the company from the persons or entity in control as of the date of this Agreement; provided, however such transaction(s) will not be deemed a Change of Control if such transaction(s) results in the shareholders of such company immediately before such transaction(s) owning, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the voting securities of such company or such surviving entity outstanding immediately after such transaction(s) in substantially the same proportion as their ownership of the voting securities immediately before such sale of stock, merger, consolidation, reorganization or other similar transaction(s).

                  (h) Waiver. Any failure to exercise or delay in exercising any right, power, privilege or remedy herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power, privilege or remedy or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute, a waiver of any other provision, nor shall any waiver constitute a continuing waiver. A waiver shall not be binding unless executed in writing and delivered to the other party.

                  (i) Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other the than parties hereto and their respective successors and permitted assigns and any Indemnified Persons.

                  (j) Headings. All headings contained in this Agreement are included for convenience of reference only and shall in no way affect the construction or interpretation of any of the terms or provisions of this Agreement.

                  (k) Time of the Essence. Time shall be of the essence with respect to each obligation of either Vision Twenty-One or ECCA under this Agreement that is required to be performed by a specific date, or within a certain number of days.

                  (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (m) Relationship of the Parties. Nothing herein contained shall be construed to treat either party hereto as the agent, joint venturer or partner of the other party.

                  (n) Public Disclosure. The parties shall cooperate and coordinate all public or press releases (including SEC filings and disclosures) regarding the alliance created under this Agreement. All such announcements or disclosures (except as may be required by law) shall be made with the consent and approval of both parties hereto. Neither party will disclose the specific terms and conditions of this Agreement, other than to its advisers, consultants, employees and the like unless required as a matter of law or as a result of legal process. Each party shall notify the other prior to making any such disclosure.

                  (o) Compliance with Applicable Laws. The parties shall comply with all applicable federal, state, and local laws, regulations, rules and restrictions in the conduct of their obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

Vision Twenty-One Inc.:


---------------------------------------
By:


Eye Care Centers of America, Inc.:


By:
   ------------------------------------
Alan E. Wiley, Executive Vice President



                                       20